Exhibit 10.2

Base Salaries of Co-Presidents

On March 28, 2005, Stephen S. Crawford and Zoe Cruz were named Co-Presidents of the Company. The Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley had previously approved a 2005 annual base salary of $300,000 for each or Mr. Crawford and Ms. Cruz.